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EXHIBIT 6.45

                                    Total Film Group, Inc.
                                         Term Sheet


Instrument and Amount               $525,000 senior convertible promissory notes

Use of Proceeds                     Working capital

Interest Rate                       12% simple interest payable quarterly

Redeemable                          Within six months of issuance
                                    May be repaid anytime without penalty
                                    Mandatory repayment out of proceeds of
                                    financing greater than $3 million

Convertible                         Initially into common shares at $2.00 per
                                    share. Anti-dilution clause will exist

Equity Kicker                       50,000 unregistered common shares

Registration Rights                 One demand registration and unlimited
                                    piggyback rights

Default If not redeemed in full within six months following issuance:
                                        1. convertible into common at $1.50
                                        per share for first ninety day default
                                        period and than exercise price further
                                        reduced to $1.00 per share

Reporting Requirements              The following conditions will be
                                    incorporated in the stock purchase
                                    agreement:

                                        1. copies of all SEC filings as filed
                                        2. Visitation rights for Bruce Cowen at
                                        all Board of Directors and its committee meetings
                                        3. Monthly financial statements within
                                        thirty days of month end

Documentation                       Company will provide fully executed loan
                                    agreements, common shares and registration rights agreement by December 15, 2000

Fee 7% cash fee to be paid at closing on gross amount of proceeds received payable to Capital Research Ltd., plus 50,000 five year warrants priced at $3.00 per share


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On behalf of Total Film Group, Inc.

         /s/ GERALD GREEN on this date November 10, 2000


On behalf of Lenders:                  Amount of participation $400,000.00 USD

         /s/ MICHAEL LAUER on this date November 10, 2000
         Lancer Offshore, Inc.

                              Amount of participation $125,000.00 USD

         /s/ MICHAEL LAUER on this date November 10, 2000
         The Viator Fund, Ltd.